Exhibit 10.33

[Caribou Biosciences, Inc. Letterhead]

Confidential

June 14, 2019

Steve Kanner, Ph.D.

22 Yankee Hill

Oakland, CA 94618

Dear Steve:

In light of your contributions to the Company over the past year, the Board of Directors has approved an increase in your base salary to $355,000 effective July 1, 2019. Your new target bonus will be 35% effective for the 2019 bonus payment.

Thank you for your strategic leadership and continued service to Caribou. I’m excited to continue making significant progress with you.

Regards,

/s/ Rachel E. Haurwitz

Rachel E. Haurwitz, Ph. D.
President and CEO